Exhibit 99.2

SECOND QUARTER 2020
FINANCIAL RESULTS AND SHAREHOLDER LETTER

A LETTER FROM OUR CHAIRMAN AND CEO

SECOND QUARTER 2020 HIGHLIGHTS

Q2 TOTAL COMPANY DEMAND +16%
Q2 RH CORE DEMAND +24%

Q2 GAAP NET REVENUES OF $709.3M VS. $706.5M LY
Q2 ADJUSTED NET REVENUES OF $709.7M VS. $706.5M LY

Q2 GAAP GROSS MARGIN INCREASED 520 BASIS POINTS TO 46.9% VS. 41.7% LY
Q2 ADJUSTED GROSS MARGIN INCREASED 550 BASIS POINTS TO 47.5% VS. 42.0% LY

Q2 GAAP OPERATING MARGIN INCREASED 460 BASIS POINTS TO 19.3% VS. 14.7% LY
Q2 ADJUSTED OPERATING MARGIN INCREASED 690 BASIS POINTS TO 21.8% VS. 14.9% LY

Q2 GAAP NET INCOME INCREASED +54% TO $98.4M VS. $63.8M LY
Q2 ADJUSTED NET INCOME INCREASED +72% TO $123.0M VS. $71.4M LY

Q2 GAAP DILUTED EPS INCREASED +30% TO $3.71 VS. $2.86 LY
Q2 ADJUSTED DILUTED EPS INCREASED +53% TO $4.90 VS. $3.20 LY

Q2 FREE CASH FLOW DOUBLED TO $218M VS. $109M LY

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

TO OUR PEOPLE, PARTNERS, AND SHAREHOLDERS,

Do not follow where the path may lead, go instead where there is no path, and leave a trail.

- Ralph Waldo Emerson

We, the people of Team RH, embrace Emerson’s view in the quote above. We’ve spent decades defying conventional wisdom and refusing to become victims of other people’s thinking. Instead we have chosen to go where there is no path, building a brand and business model that has created incomparable strategic separation, leaving a trail that will be difficult, if not impossible for others to follow.

20% IN 2020 - THE EMERGENCE OF RH AS A LUXURY BRAND GENERATING LUXURY MARGINS

The emergence of RH as a luxury brand generating luxury margins has arrived years sooner than expected and we now believe we will reach 20% adjusted operating margin in fiscal 2020 with mid single digit revenue growth. If revenues grow at a higher rate in the second half, we would expect adjusted operating margins to expand beyond 20%, and now see a long term path to 25% adjusted operating margins.

Our investments to elevate the RH brand led to product margins increasing 490 basis points in the second quarter, driving adjusted gross margin expansion of 550 basis points to 47.5% versus 42.0% last year. Adjusted SG&A decreased 140 basis points as a result of lower advertising and compensation costs, partially offset by an approximate 40 basis point drag from incremental COVID related expenses.

We achieved record adjusted operating margin of 21.8% in the second quarter, 690 basis points higher than last year’s previous record of 14.9% despite essentially flat revenues.

1	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RH CORE DEMAND CONTINUES TO BUILD MONTH OVER MONTH REACHING +47% IN AUGUST

While we are not providing detailed financial guidance given the uncertainties in the overall market, our business trends have continued to build month over month with RH Core demand +7% in May, +32% in June, +34% in July, and +47% in August versus the same months a year ago. Our September to date numbers are showing continued strength, +44% in the first 10 days of the fiscal month.

Total Company demand, which increased 16% in the second quarter, was negatively impacted by a 23% reduction in open store days for Galleries due to the pandemic, restrictions limiting capacity in our restaurants, lower demand in our Contract division due to a pullback in capital spending in the hospitality industry, and our previously discussed 4 point drag to Company revenues from lower sales in our Outlet division.

Inclusive of the above negative impacts year over year, total Company demand accelerated from -1% in May, to +23% in June, +26% in July, and +38% in August. Our September to date trend is +37%.

Due to disruptions across our global supply chain as a result of the virus, total Company revenue growth lagged demand by approximately 16 points in the second quarter with the gap between the two widening as demand accelerated beyond our expectations. We expect revenues to lag demand by 5 to 10 points in the third quarter and begin to normalize in the fourth quarter as manufacturing and inventory receipts catch up to demand. Notably, we have not seen an increase in our cancel rate as a percentage of sales, signaling that we should convert a very high percentage of the demand to revenues over the next three quarters.

While others have reported operating results driven by the temporal effects of COVID, our record margins and profitability are systemic. We are benefiting from the COVID-driven shift of spending in favor of the home, but this has coincided with a systemic shift and leapfrog of our operating model to a level unseen before in our industry.

Our efforts to elevate product design and quality, develop a global network of designers and manufacturers that can produce furniture of this quality in quantity, architect a supply chain that is exponentially more efficient than any in our industry, create a seamlessly integrated multi-channel platform, build the largest residential interior design firm in North America, move from a promotional to a membership model, and conceptualize architecturally inspiring physical spaces with integrated hospitality that are among the most productive and profitable specialty stores in the world, have all contributed toward creating a brand and business model with no peer, and one that cannot be replicated online.

This systemic shift will result in significant improvements in cash flow, return on invested capital, as well as lower capital requirements and rent due to an improved credit profile, which in turn should enable us to obtain lower cap rates and higher exit rates when we sell properties.

OUTLOOK FOR THE REMAINDER OF 2020 AND FISCAL 2021

As it relates to our thoughts regarding current trends and our outlook for the second half of 2020 and into next year, we believe it’s safe to assume that some level of elevated spending on the home will remain through 2021, and possibly beyond. The booming real estate activity in second home markets, an accelerated shift of families moving to larger suburban homes, and the uptick in homebuilding should drive increased spending in our market for an extended period of time as the cycle for purchasing and furnishing a home is anything but quick. We also tend to believe that the longer we remain in this new, forced reconsideration of how and where we spend our time, consumers will develop new priorities and habits that could favor home focused businesses indefinitely.

Regarding what that means from an investment point of view, we will continue to pursue our long term strategy that we’ve articulated and is summarized later in this letter. With strong demand trends and limited supply, we have chosen not to mail our Fall Sourcebooks, and have redirected our resources to focus on the continued elevation and expansion of our product offer, our entry into Europe, and the development of the World of RH, our digital portal, presenting our products, places, services, and spaces.

Additionally, we plan to open our first RH Guesthouse in New York in late Spring, virus restrictions permitting.

2	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

A question we’ve been asked of late, is do we still feel confident about our Gallery transformation strategy considering the accelerated shift to online shopping, and do we have plans to close stores like other retailers in an attempt to boost profitability?

I believe you have to put the current channel shift into perspective. If the opposite had happened, and there was an online threat that forced websites to close for several months shifting spending to physical stores, would we be asking if anyone planned to permanently shut down their websites? I believe the answer would be no, and that will most likely be the answer for highly productive retail brands as it relates to closing stores. For struggling brands, closing stores is always the answer in the quest to survive, but it has never been a strategy to thrive. I cannot name one retail brand that shrunk to greatness. I can however provide you lists of retailers who continued to close stores until they ended up in bankruptcy court with a strategy to close even more stores until they reached the point where there were no more to close. In our industry, even digital native brands, the one’s who have made it, have all done so by opening retail stores. Retailers who claim they make more money online than they do in their retail stores are most likely not allocating their costs by channel correctly, and to the ones who believe that their website traffic would not be negatively impacted if they closed their stores, well good luck with that strategy.

We, on the other hand, have highly productive physical stores, among the most profitable in the world and they are an integral part our of customer acquisition strategy. When we transform one of our legacy Galleries into a new Design Gallery, our revenues on average double in one to three years, and our profitability on average more than doubles, while also lifting our Direct business on average 10%. So yes, we still feel confident in our Gallery transformation strategy even with an accelerated shift to online, as physical stores still represent over 80% of the market, and the math just doesn’t pencil to abandon the largest, and we would argue, most profitable channel.

CASH FLOW AND BALANCE SHEET

Free cash flow for the second quarter doubled to $218 million from $109 million last year. During the quarter, we repaid the balance of our $300 million convertible notes due July 15, 2020 with cash. We ended the second quarter with total net debt of $697 million and the ratio of total net debt to trailing twelve months Adjusted EBITDA of 1.3 times. While on hand inventory at the end of the quarter was down 7%, total inventory including in-transit, was +1% versus last year. Our current availability under our revolving line of credit is approximately $309 million. While we do not require additional debt to fund our operations, we will continue to be opportunistic about both sources and uses of capital. Our goal continues to be in a position to take advantage of the many opportunities that may present themselves in a time of dislocation.

UPDATING LONG TERM GROWTH TARGETS

As a result of the systemic shift in our operating model we are updating our long term growth targets.

Net revenue growth of 8% to 12%

Adjusted operating margins in the low to mid twenties

Adjusted net income growth of 15% to 20%

ROIC in excess of 50%

Additionally, due to the continued uncertainty in the shopping center and retail development industry as a result of the pandemic, and the difficulty getting project approvals from local municipalities who have delayed meetings due to shelter in place restrictions, we are not providing Gallery opening guidance until we have better visibility.

THERE ARE THOSE WITH TASTE AND NO SCALE AND THOSE WITH SCALE AND NO TASTE

RH at its core is about taste, and we believe the idea of scaling taste is large and far reaching.

The RH brand attracts the best designers, artisans, and manufactures in our industry, scaling and rendering their work more valuable across our integrated platform, enabling us to curate the most compelling collection of luxury home furnishings in the world. Our strategy to open new design galleries in every major market will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, with the long term potential to become a $20 billion dollar global brand.

Our vision is to move the brand beyond curating and selling product to conceptualizing and selling spaces by building an ecosystem of products, places, services and spaces that elevate and establish the RH brand as a global thought leader, taste and place maker.

3	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

As an example, our product is elevated and rendered more valuable by our architecturally inspiring Galleries, which are further elevated and rendered more valuable by our seamlessly integrated hospitality experience. Our Hospitality efforts will continue to elevate the RH brand as we move beyond the four walls of our Galleries into RH Guesthouses where our goal is to create a new market for travelers seeking privacy and luxury in the $200 billion hotel industry. Additionally, we are creating bespoke hospitality experiences like RH Yountville, an integration of Food, Wine, Art & Design in the Napa Valley, and RH3, our luxury yacht that is available for charter in the Caribbean and Mediterranean where the wealthy and affluent visit and vacation. These immersive experiences expose existing and new customers to our evolving authority in interior design, architecture, landscape architecture and hospitality.

This leads to our strategy of building the world’s first consumer facing Interior Design, Architecture, and Landscape Architecture services platform inside our Galleries, again elevating the RH brand and amplifying our core business by adding new revenue streams while disrupting and redefining multiple industries.

Our ecosystem will come full circle as we begin to conceptualize and sell spaces, moving the brand beyond the $200 billion home furnishings market into the $1.7 trillion North American housing market by offering beautifully designed and furnished turnkey homes and condominiums with the introduction of RH Residences. The entire ecosystem will come to life digitally as we transform our website into The World of RH, a portal presenting our Products, Places, Services, and Spaces.

Taste can be elusive, and we believe no one is better positioned than RH to create an ecosystem that makes taste inclusive, and by doing so, elevating and rendering our way of life more valuable.

THIS IS A TIME TO BE DEFINED BY OUR VISION, NOT BY A VIRUS

As we move forward post the dark days of the pandemic, let this be a time where we once again rise up. A time we reimagined and reinvented ourselves once again. A time Team RH unleashes the greatest display of innovation our industry has ever seen.

A time we once again, in the words of Ralph Waldo Emerson,

Refuse to follow where the path may lead, but instead go where there is no path, and leave a trail.

This is a time to be defined by our vision, not by a virus.

Carpe Diem,

Note: Demand is an operating metric that we use in reference to the dollar value of orders placed (orders convert to net revenue upon a customer obtaining control of the merchandise) and excludes exchanges and shipping fees. RH Core demand represents the demand generated from the RH brand excluding RH Baby & Child, RH Teen, RH Contract, RH Hospitality, RH Outlet, Membership and Waterworks. Total Company demand represents the demand generated from all of our businesses, inclusive of sales from RH Outlet and RH Hospitality.

“ROIC” refers to return on invested capital. We define ROIC as adjusted operating income after-tax for the most recent twelve-month period, divided by the average of beginning and ending debt and equity less cash and equivalents as well as short and long-term investments for the most recent twelve- month period. ROIC is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Our method of determining ROIC may differ from other companies’ methods and therefore may not be comparable.

4	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

NON-GAAP FINANCIAL MEASURES

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted operating income, adjusted net income or adjusted net earnings, adjusted diluted earnings per share, adjusted diluted net income per share, ROIC or return on invested capital, free cash flow, adjusted operating margin, adjusted gross margin, adjusted gross profit, adjusted SG&A, EBITDA and adjusted EBITDA (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

5	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding the strategic separation of our brand and business model; the emergence of RH as a luxury brand generating luxury margins; our expectations regarding adjusted operating margins and revenues in fiscal 2020; our path to increased operating margins in the future; our expectations regarding the conversion of demand to revenue over future quarters; our beliefs regarding the reasons for our record margins and profitability; statements regarding our operating model; our efforts with respect to our supply chain; our efforts with respect to building a residential interior design firm in North America; our efforts to conceptualize the most productive and profitable specialty stores in the world; statements regarding the creation of our brand and business model; our expectations regarding cash flow, return on invested capital and capital requirements; our belief regarding the level of consumer spending on the home in future periods; our beliefs regarding real estate activity and homebuilding and the impact on our business; statements regarding our expectations with respect to consumer habits and home focused businesses in the future; our statements regarding our long term strategy, including our product offering, entry into Europe, and the development of the World of RH; the timing of the opening of our first RH Guesthouse in New York; our beliefs regarding highly productive retail brands and retail stores; statements regarding the profitability of our physical stores; statements regarding the benefits of the transformation of our legacy Galleries into new Design Galleries; statements regarding our Gallery transformation strategy; our statement that we will continue to be opportunistic about both sources and uses of capital, and our goal to be in a position to take advantage of the many opportunities that may present themselves in a time of dislocation; our long term growth targets with respect to net revenue, adjusted operating margins, adjusted net income and ROIC; our belief that the idea of scaling taste is large and far reaching; the statement that the RH brand attracts the best designers, artisans, and manufactures in our industry, scaling and rendering their work more valuable across our integrated platform, enabling us to curate the most compelling collection of luxury home furnishings in the world; our strategy to open new design galleries in every major market will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, with the long term potential to become a $20 billion dollar global brand; our vision to move the brand beyond curating and selling product to conceptualizing and selling spaces by building an ecosystem of products, places, services and spaces that elevate and establish the RH brand as a global thought leader, taste and place maker; statements that our product is elevated and rendered more valuable by our architecturally inspiring Galleries, which are further elevated and rendered more valuable by our seamlessly integrated hospitality experience; statements that our Hospitality efforts will continue to elevate the RH brand as we move beyond the four walls of our Galleries into RH Guesthouses where our goal is to create a new market for travelers seeking privacy and luxury in the $200 billion hotel industry; our creation of bespoke hospitality experiences like RH Yountville, an integration of Food, Wine, Art & Design in the Napa Valley, and RH3, our luxury yacht that is available for charter in the Caribbean and Mediterranean where the wealthy and affluent visit and vacation; our strategy of building the world’s first consumer facing Interior Design, Architecture, and Landscape Architecture services platform inside our Galleries, again elevating the RH brand and amplifying our core business by adding new revenue streams while disrupting and redefining multiple industries; statements that our ecosystem will come full circle as we begin to conceptualize and sell spaces, moving the brand beyond the $200 billion home furnishings market into the $1.7 trillion North American housing market by offering beautifully designed and furnished turnkey homes and condominiums with the introduction of RH Residences; statements that the entire ecosystem will come to life digitally as we transform our website into The World of RH, a portal presenting our Products, Places, Services, and Spaces; statements regarding the global market opportunity; our belief that no one is better positioned than RH to create an ecosystem that makes taste inclusive, and by doing so, elevating and rendering our way of life more valuable; our statement regarding Team RH’s innovation in our industry; the impact to our business of the COVID-19 pandemic; and any statements or assumptions underlying any of the foregoing.

6	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others: risks related to the global outbreak of the COVID-19 virus and its impact on our business; risks related to civil unrest; risks related to our dependence on key personnel and any changes in our ability to retain key personnel; successful implementation of our growth strategy; risks related to the number of new business initiatives we are undertaking; successful implementation of our growth strategy including our real estate transformation and the number of new Gallery locations that we seek to open and the timing of openings; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the housing market as well as the impact of economic conditions on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; decisions concerning the allocation of capital; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products including risks related to tariffs and other similar issues, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

7	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RETAIL GALLERY METRICS

(Unaudited)

We operated the following number of Galleries, outlets and showrooms:

	August 1, 2020	August 3, 2019
RH
Design Galleries [a]	24	20
Legacy Galleries	38	43
Modern Galleries	2	2
Baby & Child and Teen Galleries	4	5
Total Galleries	68	70
Outlets [b]	38	40
Waterworks Showrooms	15	15
[a]	As of August 1, 2020 and August 3, 2019, ten and six of our Design Galleries included an integrated RH Hospitality experience, respectively.
[b]	Net revenues for outlet stores were $51.6 million and $53.9 million for the three months ended August 1, 2020 and August 3, 2019, respectively. Net revenues for outlet stores were $63.8 million and $109.5 million for the six months ended August 1, 2020 and August 3, 2019, respectively.

T-1	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

The following table presents RH Gallery and Waterworks showroom metrics and excludes outlets:

	Three Months Ended
	August 1, 2020		August 3, 2019
	Count	Total Leased Selling Square Footage	Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	84	1,115	85	1,078
Design Galleries:
Marin Design Gallery	1	32.9	—	—
Charlotte Design Gallery	1	32.4	—	—
Legacy Galleries:
Corte Madera legacy Gallery	(1)	(7.0)	—	—
Charlotte legacy Gallery	(1)	(7.0)	—	—
Westport legacy Gallery	(1)	(6.5)	—	—
San Antonio legacy Gallery (relocation)	—	—	—	(3.8)
End of period	83	1,160	85	1,074
Weighted-average leased selling square footage		1,133		1,075
% growth vs. prior year		5%		4%

See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.

Total leased square footage as of August 1, 2020 and August 3, 2019 was approximately 1,560,000 and 1,451,000, respectively.

Weighted-average leased square footage for the three months ended August 1, 2020 and August 3, 2019 was approximately 1,525,000 and 1,451,000, respectively.

T-2	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended				Six Months Ended
	August 1, 2020	% of Net Revenues	August 3, 2019	% of Net Revenues	August 1, 2020	% of Net Revenues	August 3, 2019	% of Net Revenues
Net revenues	$709,282	100.0%	$706,514	100.0%	$1,192,177	100.0%	$1,304,935	100.0%
Cost of goods sold	376,863	53.1%	411,556	58.3%	660,104	55.4%	777,163	59.6%
Gross profit	332,419	46.9%	294,958	41.7%	532,073	44.6%	527,772	40.4%
Selling, general and administrative expenses	195,851	27.6%	190,977	27.0%	360,052	30.2%	355,158	27.2%
Income from operations	136,568	19.3%	103,981	14.7%	172,021	14.4%	172,614	13.2%
Other expenses
Interest expense—net	19,418	2.8%	24,513	3.4%	39,047	3.2%	45,631	3.5%
Tradename impairment	—	—%	—	—%	20,459	1.7%	—	—%
Gain on extinguishment of debt	(152)	—%	(954)	(0.1)%	(152)	—%	(954)	(0.1)%
Total other expenses	19,266	2.8%	23,559	3.3%	59,354	4.9%	44,677	3.4%
Income before income taxes	117,302	16.5%	80,422	11.4%	112,667	9.5%	127,937	9.8%
Income tax expense	18,879	2.6%	16,665	2.4%	17,456	1.5%	28,458	2.2%
Net income	$98,423	13.9%	$63,757	9.0%	$95,211	8.0%	$99,479	7.6%
Weighted-average shares used in computing basic net income per share	19,386,115		18,465,876		19,314,479		19,221,367
Basic net income per share	$5.08		$3.45		$4.93		$5.18
Weighted-average shares used in computing diluted net income per share	26,564,705		22,324,112		25,383,730		23,629,050
Diluted net income per share	$3.71		$2.86		$3.75		$4.21

T-3	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) (Unaudited)

	August 1,	February 1,	August 3,
	2020	2020	2019
ASSETS
Cash and cash equivalents	$17,387	$47,658	$11,555
Merchandise inventories	487,639	438,696	480,688
Other current assets	116,413	110,598	165,379
Total current assets	621,439	596,952	657,622
Property and equipment—net	1,053,435	967,599	950,594
Operating lease right-of-use assets	404,508	410,904	421,001
Goodwill and intangible assets	191,213	210,389	210,392
Deferred tax assets and other non-current assets	235,814	259,850	148,199
Total assets	$2,506,409	$2,445,694	$2,387,808
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable and accrued expenses	$340,266	$330,309	$289,713
Convertible senior notes due 2020—net	—	290,532	280,688
Operating lease liabilities	63,866	58,924	57,162
Deferred revenue, customer deposits and other current liabilities	380,848	303,147	297,394
Total current liabilities	784,980	982,912	924,957
Asset based credit facility	91,600	—	145,000
Term loans—net	—	—	316,348
Equipment promissory notes—net	26,047	31,053	42,113
Convertible senior notes due 2023—net	275,837	266,658	257,766
Convertible senior notes due 2024—net	273,100	264,982	—
Non-current operating lease liabilities	406,012	409,930	415,803
Non-current finance lease liabilities	492,136	442,988	433,591
Other non-current obligations	28,206	28,520	30,148
Total liabilities	2,377,918	2,427,043	2,565,726
Stockholders’ equity (deficit)	128,491	18,651	(177,918)
Total liabilities and stockholders’ equity (deficit)	$2,506,409	$2,445,694	$2,387,808

T-4	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	Six Months Ended
	August 1,	August 3,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$95,211	$99,479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,212	52,510
Tradename, asset impairments and loss on sale leaseback transaction	34,594	—
Accretion of debt discount upon settlement of debt	(84,003)	(70,482)
Other non-cash items	88,335	77,559
Change in assets and liabilities:
Prepaid expense and other assets	(10,307)	(2,882)
Accounts payable and accrued expenses	(13,127)	(40,073)
Current and non-current operating lease liability	(18,388)	(44,513)
Other changes in assets and liabilities	(14,252)	25,535
Net cash provided by operating activities	128,275	97,133
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(47,531)	(25,283)
Investments in joint ventures	(3,050)	—
Proceeds from sale of asset	25,006	—
Net cash used in investing activities	(25,575)	(25,283)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under asset based credit facility	91,600	87,500
Borrowings under term loans	—	320,000
Net borrowings (repayments) under promissory and equipment security notes	(5,408)	64,007
Debt issuance costs	—	(4,636)
Repayments of convertible senior notes	(215,846)	(278,560)
Repurchases of common stock—including commissions	—	(250,032)
Other financing activities	(3,334)	(4,302)
Net cash used in financing activities	(132,988)	(66,023)
Effects of foreign currency exchange rate translation	17	(75)
Net increase (decrease) in cash and cash equivalents	(30,271)	5,752
Cash and cash equivalents
Beginning of period—cash and cash equivalents	$47,658	$5,803
End of period—cash and cash equivalents	$17,387	$11,555

T-5	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF FREE CASH FLOW

(In thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	August 1,	August 3,	August 1,	August 3,
	2020	2019	2020	2019
Net cash provided by operating activities	$145,143	$58,309	$128,275	$97,133
Accretion of debt discount upon settlement of debt	84,003	70,482	84,003	70,482
Proceeds from sale of asset	25,006	—	25,006	—
Capital expenditures	(30,899)	(17,367)	(47,531)	(25,283)
Principal payments under finance leases	(2,573)	(2,270)	(4,641)	(4,399)
Investments in joint ventures	(3,050)	—	(3,050)	—
Free cash flow [a]	$217,630	$109,154	$182,062	$137,933
[a]	Free cash flow is calculated as net cash provided by operating activities, the non-cash accretion of debt discount upon settlement of debt and proceeds from sale of asset, less capital expenditures, principal payments under finance leases and investments in joint ventures. Free cash flow excludes all non-cash items. Free cash flow is included in this press release because management believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

T-6	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	August 1,	August 3,	August 1,	August 3,
	2020	2019	2020	2019
GAAP net income	$98,423	$63,757	$95,211	$99,479
Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	406	—	406	413
Cost of goods sold:
Recall accrual [a]	4,374	(320)	4,374	(2,381)
Asset impairments and change in useful lives [b]	—	1,916	2,350	4,909
Selling, general and administrative expenses:
Loss on sale leaseback transaction [c]	9,352	—	9,352	—
Asset impairments and change in useful lives [b]	1,339	629	7,460	1,112
Reorganization related costs [d]	2,884	—	7,027	—
Recall accrual [a]	—	—	—	33
Legal settlements [e]	—	(1,193)	—	(1,193)
Other expenses:
Amortization of debt discount [f]	11,113	9,918	22,238	21,607
Tradename impairment [g]	—	—	20,459	—
Gain on extinguishment of debt [h]	(152)	(954)	(152)	(954)
Subtotal adjusted items	29,316	9,996	73,514	23,546
Impact of income tax items [i]	(4,726)	(2,323)	(15,763)	(3,354)
Adjusted net income [j]	$123,013	$71,430	$152,962	$119,671
[a]	Represents adjustments to net revenues, cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments, and vendor and insurance claims.
[b]	The adjustment to cost of goods sold in the six months ended August 1, 2020 represents inventory reserves related to Outlet inventory build up resulting from retail closures in response to the COVID-19 pandemic. The adjustment to cost of goods sold in the three and six months ended August 3, 2019 represents the acceleration of depreciation expense due to a change in the estimated useful lives of certain assets. The adjustment to selling, general and administrative expense in the three months ended August 1, 2020 represents the acceleration of depreciation expense due to a change in the estimated useful lives of certain assets. The adjustment to selling, general and administrative expense in the six months ended August 1, 2020 includes asset impairments of $4.8 million and acceleration of depreciation expense of $2.6 million. The adjustment to selling, general and administrative expense in the three and six months ended August 3, 2019 includes asset impairment of $0.6 million. The adjustment to selling, general and administrative expense in the six months ended August 3, 2019 also includes a $0.5 million charge related to the termination of a service agreement.
[c]	Represents the loss on sale leaseback transaction related to one of our previously owned Design Galleries.
[d]	Represents severance costs and related payroll taxes associated with reorganizations.
[e]	Represents legal settlements, net of related legal expenses.

T-7	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

[f]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”), the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”), and the $350 million aggregate principal amount of convertible senior notes that were issued in September 2019 (the “2024 Notes”), we separated the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes and the fair value of the liability components of the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $1.3 million and $0.7 million during the three months ended August 1, 2020 and August 3, 2019, respectively. Amounts are presented net of interest capitalized for capital projects of $3.1 million and $1.4 million during the six months ended August 1, 2020 and August 3, 2019, respectively. The 2019 Notes matured on June 15, 2019 and the 2020 Notes matured on July 15, 2020 and neither impacted amortization of debt discount post-maturity.
[g]	Represents tradename impairment related to the Waterworks reporting unit.
[h]	The adjustment in each of the three and six months ended August 1, 2020 represents a gain on extinguishment of debt of upon the maturity and settlement of the 2020 Notes in July 2020. The adjustment in each of the three and six months ended August 3, 2019 represents a gain on extinguishment of debt upon the maturity and settlement of the 2019 Notes in June 2019.
[i]	The adjustment for the three months ended August 1, 2020 is based on our effective tax rate of 16.1%. The adjustment for the six months ended August 1, 2020 is based on an adjusted tax rate of 17.8% which excludes the tax impact associated with the Waterworks reporting unit tradename impairment recorded in the first quarter of fiscal 2020. Each of the three and six months ended August 3, 2019 assume a normalized tax rate of 21%.
[j]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

T-8	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO
ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Six Months Ended
	August 1,	August 3,	August 1,	August 3,
	2020	2019	2020	2019
Diluted net income per share	$3.71	$2.86	$3.75	$4.21
Pro forma diluted net income per share [a]	$3.92	$2.86	$3.91	$4.25
Per share impact of adjustments (pre-tax) [b]:
Amortization of debt discount	0.44	0.44	0.91	0.92
Tradename impairment	—	—	0.84	—
Asset impairments and change in useful lives	0.05	0.11	0.40	0.26
Loss on sale leaseback transaction	0.38	—	0.38	—
Reorganization related costs	0.12	—	0.30	—
Recall accrual	0.19	(0.01)	0.20	(0.08)
Gain on extinguishment of debt	(0.01)	(0.04)	(0.01)	(0.04)
Legal settlements	—	(0.05)	—	(0.05)
Subtotal adjusted items	1.17	0.45	3.02	1.01
Impact of income tax items [b]	(0.19)	(0.11)	(0.65)	(0.14)
Adjusted diluted net income per share [c]	$4.90	$3.20	$6.28	$5.12
[a]	For GAAP purposes, we incur dilution above the lower strike prices of our 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes of $116.09, $118.13, $193.65 and $211.40, respectively. However, we exclude from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $116.09 and $171.98 for our 2019 Notes, between $118.13 and $189.00 for our 2020 Notes, between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98, $189.00, $309.84 and $338.24, we incur dilution related to the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes, respectively, and we would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Pro forma diluted net income per share for the three months ended August 1, 2020 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 25,081,076, which excludes dilution related to the 2020 Notes, 2023 Notes and 2024 Notes of 1,483,630 shares. The 2019 Notes, 2020 Notes and 2023 Notes did not have an impact on dilution during the three months ended August 3, 2019. Pro forma diluted net income per share for the six months ended August 1, 2020 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 24,347,368, which excludes dilution related to the 2020 Notes, 2023 Notes and 2024 Notes of 1,036,362 shares. Pro forma diluted net income per share for the six months ended August 3, 2019 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 23,386,758, which excludes dilution related to the 2019 Notes and 2020 Notes of 242,292 shares.
[b]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s pro forma share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

T-9	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES
AND GROSS PROFIT TO ADJUSTED GROSS PROFIT

(Dollars in thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	August 1,	August 3,	August 1,	August 3,
	2020	2019	2020	2019
Net revenues	$709,282	$706,514	$1,192,177	$1,304,935
Recall accrual [a]	406	—	406	413
Adjusted net revenues [b]	$709,688	$706,514	$1,192,583	$1,305,348
Gross profit	$332,419	$294,958	$532,073	$527,772
Recall accrual [a]	4,780	(320)	4,780	(1,968)
Asset impairments and change in useful lives [a]	—	1,916	2,350	4,909
Adjusted gross profit [b]	$337,199	$296,554	$539,203	$530,713
Gross margin [c]	46.9%	41.7%	44.6%	40.4%
Adjusted gross margin [c]	47.5%	42.0%	45.2%	40.7%
[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as consolidated net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as consolidated gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this press release because management believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

T-10	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO OPERATING INCOME
AND ADJUSTED OPERATING INCOME

(Dollars in thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	August 1,	August 3,	August 1,	August 3,
	2020	2019	2020	2019
Net income	$98,423	$63,757	$95,211	$99,479
Interest expense—net	19,418	24,513	39,047	45,631
Tradename impairment	—	—	20,459	—
Income tax expense	18,879	16,665	17,456	28,458
Gain on extinguishment of debt	(152)	(954)	(152)	(954)
Operating income	136,568	103,981	172,021	172,614
Asset impairments and change in useful lives [a]	1,339	2,545	9,810	6,021
Loss on sale leaseback transaction [a]	9,352	—	9,352	—
Reorganization related costs [a]	2,884	—	7,027	—
Recall accrual [a]	4,780	(320)	4,780	(1,935)
Legal settlements [a]	—	(1,193)	—	(1,193)
Adjusted operating income [b]	$154,923	$105,013	$202,990	$175,507
Net revenues	$709,282	$706,514	$1,192,177	$1,304,935
Adjusted net revenues [c]	$709,688	$706,514	$1,192,583	$1,305,348
Operating margin [c]	19.3%	14.7%	14.4%	13.2%
Adjusted operating margin [c]	21.8%	14.9%	17.0%	13.4%
[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because management believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[c]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

T-11	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	August 1,	August 3,	August 1,	August 3,
	2020	2019	2020	2019
Net income	$98,423	$63,757	$95,211	$99,479
Depreciation and amortization	25,342	25,321	50,212	52,510
Interest expense—net	19,418	24,513	39,047	45,631
Income tax expense	18,879	16,665	17,456	28,458
EBITDA [a]	162,062	130,256	201,926	226,078
Tradename impairment [b]	—	—	20,459	—
Non-cash compensation [c]	6,861	5,298	12,689	10,993
Loss on sale leaseback transaction [b]	9,352	—	9,352	—
Asset impairments [b]	—	629	7,133	1,112
Reorganization related costs [b]	2,884	—	7,027	—
Recall accrual [b]	4,780	(320)	4,780	(1,935)
Gain on extinguishment of debt [b]	(152)	(954)	(152)	(954)
Legal settlements [b]	—	(1,193)	—	(1,193)
Adjusted EBITDA [a]	$185,787	$133,716	$263,214	$234,101
[a]	EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense—net and income tax expense. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this press release because management believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.
[b]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]	Represents non-cash compensation related to equity awards granted to employees.

T-12	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF TRAILING TWELVE MONTHS NET INCOME
TO TRAILING TWELVE MONTHS EBITDA AND
TRAILING TWELVE MONTHS ADJUSTED EBITDA

(In thousands) (Unaudited)

Trailing Twelve Months
August 1, 2020
Net income	$216,107
Depreciation and amortization	98,441
Interest expense—net	80,593
Income tax expense	37,805
EBITDA [a]	432,946
Non-cash compensation [b]	23,528
Asset impairments [c]	21,672
Tradename impairment [d]	20,459
Reorganization related costs [e]	8,102
Net loss on sale leaseback transactions and land sales [f]	7,823
Net loss on extinguishment of debt [g]	7,274
Recall accrual [h]	2,727
Adjusted EBITDA [a]	$524,531
[a]	Refer to footnote [a] within table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA.”
[b]	Represents non-cash compensation related to equity awards granted to employees.
[c]	Represents asset impairments, including impairment of inventory, property and equipment, the RH Contemporary Art lease impairment resulting from an update to both the timing and the amount of future estimated lease related cash inflows, as well as other lease impairments due to early exit of leased facilities.
[d]	Represents tradename impairment related to the Waterworks reporting unit.
[e]	Represents severance costs and related payroll taxes associated with reorganizations.
[f]	Represents the net loss on sale leaseback transactions related to two of our previously owned Design Galleries and land sales.
[g]	Includes a $6.7 million loss on extinguishment of debt related to the second lien term loan which was repaid in full in September 2019, as well as $0.7 million of accelerated debt issuance costs related to early repayment of the FILO term loan, which is partially offset by a $0.2 million gain on extinguishment of debt upon the maturity and settlement of the 2020 Notes in July 2020.
[h]	Represents adjustments to net revenues, cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments, and vendor and insurance claims.

T-13	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT

AND RATIO OF TOTAL NET DEBT TO TRAILING

TWELVE MONTHS ADJUSTED EBITDA

(Dollars in thousands) (Unaudited)

	August 1,	Interest
	2020	Rate [a]
Asset based credit facility	$91,600	1.81%
Equipment promissory notes	48,523	4.56%
Convertible senior notes due 2023 [b]	278,964	0.00%
Convertible senior notes due 2024 [b]	276,161	0.00%
Notes payable for share repurchases	18,813	4.96%
Total debt	$714,061
Cash and cash equivalents	(17,387)
Total net debt	$696,674
Trailing twelve months Adjusted EBITDA [c]	$524,531
Ratio of total net debt to trailing twelve months Adjusted EBITDA [c]	1.3
[a]	The interest rates for the equipment promissory notes and notes payable for share repurchases represent the weighted-average interest rates.
[b]	Amounts exclude discounts upon original issuance and third party offering costs.
[c]	The ratio of total net debt to trailing twelve months Adjusted EBITDA is calculated by dividing total net debt by trailing twelve months Adjusted EBITDA. Refer to table titled “Reconciliation of Trailing Twelve Months Net Income to Trailing Twelve Months EBITDA and Trailing Twelve Months Adjusted EBITDA” and the related footnotes for definitions of EBITDA and Adjusted EBITDA and a reconciliation of trailing twelve months Adjusted EBITDA.

T-14	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

ESTIMATED DILUTED SHARES OUTSTANDING

(In millions)

	Q3 2020 Average Stock Price
	$300	$350	$400	$450	$500
Q3 2020 adjusted diluted shares outstanding [a]	26.05	26.83	27.62	28.24	28.73

	Implied Fiscal 2020 Average Stock Price [b]
	$247	$272	$297	$322	$347
Fiscal 2020 adjusted diluted shares outstanding [a]	25.28	25.67	26.06	26.37	26.62
[a]	The Q3 2020 adjusted diluted shares outstanding include 0.924 million, 1.403 million, 1.963 million, 2.398 million and 2.747 million incremental shares at $300, $350, $400, $450 and $500 average share prices, respectively, due to dilution from the convertible notes. The Fiscal 2020 adjusted diluted shares outstanding include 0.427 million, 0.628 million, 0.879 million, 1.075 million, 1.231 million and 2.298 million incremental shares at $247, $272, $297, $322 and $347 average share prices, respectively, due to dilution from the convertible notes.
[b]	The implied fiscal 2020 average stock price is calculated by averaging (1) the actual average share price of $153.80 for the three months ended May 2, 2020, (2) the actual average share price of $234.16 for the three months ended August 1, 2020 and (3) an estimated average stock price for the remainder of the fiscal quarters, as noted above.

Note: The table above is intended to demonstrate the impact of increasing stock prices on our adjusted diluted shares outstanding due to 1) additional in-the-money options and 2) the higher cost of acquired shares under the treasury stock method.

For GAAP purposes, we will incur dilution above the lower strike prices of our 2020 Notes, 2023 Notes and 2024 Notes of $118.13, $193.65 and $211.40, respectively. However, no additional shares will be included in our adjusted diluted shares outstanding calculation between $118.13 and $189.00 for our 2020 Notes, between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $189.00, $309.84 and $338.24, we will incur dilution related to the 2020 Notes, 2023 Notes and 2024 Notes, respectively, and would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. The 2020 Notes terminated on July 15, 2020 and did not have an impact on our dilutive share count post-termination, however, the warrants associated with our 2020 Notes expire through January 2021.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the adjusted diluted shares outstanding scenarios above based on the exercise prices of $46.50, $75.43 and $50.00 for the November 2012, July 2013 and May 2017 grants, respectively.

T-15	SECOND QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER